Exhibit 10.5
Gary De Laurentiis Employment Agreement

EMPLOYMENT AGREEMENT

This Employment Agreement dated as of July 26, 2006 (“Agreement”) is made by and between Itec Environmental Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and Gary De Laurentiis (“Executive”) (referred to collectively herein as the “Parties”).

ARTICLE I
RECITALS

WHEREAS, the Company desires to hire Executive and Executive desires to become employed by the Company; and

WHEREAS, the Company and Executive have determined that it is in their respective best interest to enter into this Agreement on the terms and conditions as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Nature of Agreement. Any and all prior oral understandings, offers, and/or representations (if any) with respect to the employment of Executive are deemed by the parties to be either canceled and void and/or are deemed to be superseded by this final written Agreement.

2. Employment Terms and Duties.

2.1. Term of Employment. The employment of Executive under this Agreement shall be deemed to have commenced on August 1, 2006 (the “Effective Date”), and shall continue until terminated in accordance with Section 6 hereof (the “Employment Term”).

2.2. Location. Executive agrees that he shall carry out his duties and obligations under the terms of this Agreement at: (a) such reasonably configured premises within the State of California as shall be identified by Executive (which shall, during the Employment Term, be rented by the Company for use hereunder by Executive), or (b) the Company’s principal office in Riverbank, California, as reasonably required by the Company from time to time.

2.3. Position and Primary Responsibility.

(a) It is understood that Executive shall serve as (i) Chief Technology Officer, and (ii) as a Director of the Company.

(b)  In connection with the employment of Executive, Company agrees that, during the Employment Term, neither the Restated Certificate of Incorporation, nor the Bylaws, of the Company shall at any time be amended in a manner inconsistent with the foregoing or the additional provisions of this Agreement.

2.4. Exclusivity. Executive agrees to devote his full time, attention, energies, solely and exclusively in the performance of his duties under the terms of this Agreement. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required under this Agreement, and shall not require the prior written consent of the Company’s Board of Directors. This Agreement shall not be interpreted to prohibit Executive from making passive personal investments or conducting private business affairs, or serving on the boards of directors of other companies or other entities, if those activities do not materially interfere with the services required under this Agreement and do not violate Sections 5, 9 and 11 of this Agreement.

3. Compensation.

3.1. Base Salary. In consideration for the services rendered to the Company hereunder by Executive, the Company shall, during his employment, pay Executive a salary at the annual rate of Two Hundred and Ninety Thousand Dollars ($290,000.00) (as may be adjusted pursuant to section 3.5, the “Base Salary”), less statutory deductions and withholdings, payable to Executive on a bi-monthly basis.

3.2. Payment. All compensation payable to Executive hereunder shall be subject to all applicable state and federal employment law(s); it being understood that Executive shall be responsible for the payment of all taxes resulting from a determination that any portion of the compensation and/or benefits paid/received hereunder is a taxable event to Executive; it being further understood that Executive shall hold the Company harmless from any governmental claim(s) for Executive’s personal tax liabilities, including interest or penalties, arising from any failure by Executive to pay his individual taxes when due.

3.3. Reimbursement of Expenses. During the Employment Term, the Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive while performing his duties under this Agreement in accordance with the Company’s customary practices for its executive employees, subject to provision by Executive of documentation reasonably satisfactory to the Board of Directors.

3.4. Cash Bonuses. Executive shall have a bonus entitlement during each calendar year (or portion thereof) of the Employment Term of up to one hundred percent (100%) of his Base Salary for such year (or portion thereof). Within thirty (30) days of the Effective Date, the Company and Executive shall concur, within their respective reasonable discretion, on the criteria and procedures applicable to establishment of Executive’s entitlement to such amount for the then current calendar year; and, thereafter, within thirty (30) days prior to the commencement of each calendar year of the Employment Term, the Company and Executive shall concur, within their respective reasonable discretion, on the criteria and procedures applicable to establishment of Executive’s entitlement to such amount for the ensuing calendar year. Such criteria shall include, without limitation: (i) specified revenue targets for the Company during the applicable period; (ii) specified EBITDA targets for the Company during the applicable period (as defined pursuant to consensus between the Company and Executive); and (iii) such additional specified targets as the Company and Executive mutually determine. Any such cash bonuses shall be paid by the Company no later than March 15 of the taxable year commencing after the year in which the Executive’s right to such payment becomes vested.

3.5. Compensation Review. It is understood and agreed that Executive’s performance will be reviewed by the Company’s Board of Directors at the end of each calendar year during which this Agreement is in force for the purpose of determining whether or not Executive’s Base Salary and/or cash bonuses should be increased; it being further understood that the decision to increase Executive’s compensation shall be at the sole and exclusive option of the Board of Directors.

3.6. Equity Awards.

(a) The Executive shall be entitled to a combination of (x) restricted grants of common stock, $.0.001 par value of the Company and (y) grants of warrants exercisable over a period of ten (10) years after grant with respect to shares of Common Stock, in the aggregate covering a number of shares equal to twenty-four million (24,000,000) shares common stock or “Common Stock Equivalents” (as defined below) (the “Executive Shares”). For purposes hereof, “Common Stock Equivalents” shall mean the number of shares of Common Stock then outstanding, plus any rights to subscribe for or purchase, and any options for the purchase of, shares of Common Stock, plus any stock or securities convertible into or exchangeable for shares of Common Stock and any options therefor (all of the foregoing calculated after giving effect to the operation of any and all provisions designed to protect against dilution contained in securities theretofore issued and other obligations theretofore entered into by the Company directly or indirectly triggered as a result of consummation of the transactions contemplated hereunder or any other event or circumstance).

(i) Executive acknowledges that as of the date of this Agreement, he has received/been issued a total of 17,953,208 shares of common stock or Common Stock Equivalents.

(b) Promptly after the execution and delivery of this Agreement, the Company, at its expense, shall engage an independent appraiser mutually satisfactory to the Company and Executive, in their respective reasonable discretion, to determine the fair market value per share (the “Appraised Value”) of Common Stock issuable to Executive under this Section 3.6, as at the respective dates of issuance of, respectively, of the Restricted Shares, the Initial Options and the Additional Options (as those terms are defined below). As soon as practicable after determination of the initial Appraised Value, but in any event within thirty (30) days of the date of this Agreement, the Company shall issue and deliver to Executive:

(i) that amount in deferred compensation due and owing to Executive converted into shares of the Company’s common stock at a per share price equal to the Appraised Value (the “Deferred Compensation Shares”). Upon issuance of the Deferred Compensation Shares, Executive shall receive that number of shares such that in the aggregate Executive shall own twenty-four million (24,000,000) shares of common stock or Common Stock Equivalents, in satisfaction of the Executive Shares owed to Executive pursuant to this Section 3.6. Further, Executive hereby agrees that any remaining deferred compensation due and owing to Executive by the Company shall be deemed to be waived, released or otherwise forgiven.

(c) Upon satisfying the CIWMB Obligations, as defined in Section 4, Executive shall receive an additional two million (2,000,000) shares of the Company’s common stock (the “CIWMB Shares”).

(d) In addition to any cash bonus offered to Executive pursuant to Section 3.4, the Company shall undertake to provide Executive a bonus, independent of Section 3.4, equal to the Taxable Amount Per Share (as defined below). “Taxable Amount Per Share” shall mean the quotient obtained by dividing (i) the aggregate amount of income tax that Executive pays pursuant to applicable federal, state and local tax laws as a result of receipt of the Deferred Compensation Shares divided by (ii) the total number of Deferred Compensation Shares issued to Executive (as appropriately adjusted to reflect stock splits, stock dividends and the like).

4. California Integrated Waste Management Board Obligations. The Company shall satisfy or take action to assign or novate Executive’s personal guarantee with the California Integrated Waste Management Board (“CIWMB”), provided that Executive supplies the Company with the intellectual property, trade secrets, information and know-how associated with the operation of the Eco2 Environmental System and the Company’s plant located in Riverbank, California (the “CIWMB Obligations”). The CIWMB Obligations shall be deemed fulfilled upon the reasonable satisfaction of the Parties.

5. Benefits. Within sixty (60) days of the date of this Agreement, the Company and Executive shall determine, in their respective reasonable discretion, the terms of the “Welfare Benefits” (as hereinafter defined) to which Executive shall be entitled. For purposes hereof, “Welfare Benefits” shall mean medical, prescription and dental plans, in no event less favorable than those applicable to any other executive of the Company, and in all events extending to (x) paid vacation per annum equal to four (4) weeks (accruing ratably each year) and eleven (11) paid holidays and (y) a non-accountable monthly allowance of Fifteen Hundred Dollars ($1,500) (the “Monthly Allowance”).

6. Termination. Executive’s employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the occurrence of any of the following, at the time set forth therefor (the “Termination Date”):

6.1. Death or Disability. Immediately upon the death of Executive or after six (6) months of Executive’s inability to perform the essential functions of his duties, with or without reasonable accommodation (defined under applicable law), due to a mental or physical illness or incapacity (“Disability”) (termination pursuant to this Section 6.1 being referred to herein as termination for “Death or Disability”);

6.2. Termination for Good Reason. Immediately following notice of termination for “Good Reason” (as defined below), specifying such Good Reason, given by Executive (termination pursuant to this Section 6.2 being referred to as termination for “Good Reason”). As used herein, “Good Reason” means (i) any reduction in Base Salary or other benefits specified hereunder; (ii) a substantial diminution or dilution of the responsibilities, functions and duties attached to the position with the Company held by Executive; (iii) the Company fails to provide any of the compensation or other benefits required hereunder; (iv) any representation made by the Company herein is materially untrue or the Company otherwise is in material breach of this Agreement; or (v) the Company and Executive fail to effectuate the matters contemplated by Sections 3.4, 3.6 or 5 within the respective periods contemplated thereunder.

6.3. Voluntary Termination. Thirty (30) days following Executive’s written notice to the Company of voluntary termination of employment other than for Good Reason; provided, however, that the Company may suspend, with no reduction in pay or benefits (including, without limitation, bonuses, options and vesting), Executive from his duties as set forth herein (including, without limitation, Executive’s position as a representative and agent of the Company) until the 30th day following Notice of Voluntary termination) (termination pursuant to this Section 6.3 being referred to herein as “Voluntary” termination).

6.4. Termination For Cause. Immediately following notice of termination for “Cause” (as defined below), specifying such Cause, given by the Company (termination pursuant to this Section 6.4 being referred to herein as termination for “Cause”). As used herein, “Cause” means (i) termination based on Executive’s conviction or plea of “guilty” or “no contest” to any crime constituting a felony in the jurisdiction in which the crime constituting a felony is committed, or any other conviction by a court of competent jurisdiction for a violation of criminal law involving dishonesty that materially injures the Company (whether or not a felony); (ii) Executive’s substance abuse that in any manner that materially interferes with the performance of his duties; (iii) Executive’s failure to perform in any material respect the responsibilities, functions and duties attached to his position with the Company or a refusal to perform his duties at all or in a reasonably acceptable manner; or (iv) Executive’s material breach of this Agreement. The Board of Directors shall provide Executive thirty (30) days written notice of any determination to terminate Executive for Cause and shall afforded Executive the opportunity to be heard by the full Board of Directors. Notwithstanding any other provision in this Agreement, if Executive is terminated pursuant to subsections (ii), (iii) or (iv) of this Section 6.4 for poor job performance, excluding refusal to perform his duties, Executive shall have sixty (60) days to cure the behavior upon which the threatened termination is based.

6.5. Termination Without Cause. Notwithstanding any other provisions contained herein, the Company may terminate Executive’s employment thirty (30) days following notice of termination without Cause given by the Company; provided, however, that during any such thirty (30) day notice period, the Company may suspend, with no reduction in pay or benefits (including, without limitation, bonuses, options and vesting), Executive from his duties as set forth herein (including, without limitation, Executive’s position as a representative and agent of the Company) (termination pursuant to this Section 6.5 being referred to herein as termination “Without Cause”).

6.6. Other Remedies. Termination pursuant to Section 6.2 above shall be in addition to and without prejudice to any other right or remedy to which Executive may be entitled at law, in equity, or under this Agreement. Termination pursuant to Section 6.4 above shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.

6.7. Salary Continuation During Disability. Notwithstanding Section 6.1 above, if Executive suffers any physical or mental disability that would prevent the performance of his essential job duties, the Company agrees to pay Executive one hundred percent (100%) of Executive’s salary and other benefits (including, without limitation, bonuses, options and vesting), payable in the same manner as provided for the payment of salary and benefits (including, without limitation, bonuses, options and vesting) herein, for the duration of the disability, or six (6) months, whichever is less.

7. Severance and Termination.

7.1. Voluntary Termination, Termination for Cause, Termination for Death or Disability. In the case of a termination of Executive’s employment hereunder for Death in accordance with Section 6.1 above, or Executive’s Voluntary termination of employment hereunder in accordance with Section 6.3 above, or a termination of Executive’s employment hereunder for Cause in accordance with Section 6.4 above, (i) Executive shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than Base Salary earned but unpaid, accrued but unused vacation to the extent required by the Company’s policies and any non-reimbursed expenses pursuant to Section 4 hereof incurred by Executive as of the termination date, and (ii) the Company’s obligations under this Agreement shall immediately cease except (x) as required by law and (y) as provided in Section 16.1 below. Provided further, in the event of a termination of Executive’s employment hereunder for Cause in accordance with Section 6.4 above, Executive shall tender back to the Company all unexercised options granted to Executive by the Company in connection with Executive’s employment.

7.2. Termination for Good Reason, Termination Without Cause.

(a) In the case of a termination of Executive’s employment hereunder for Good Reason in accordance with Section 6.2 above, or Without Cause in accordance with Section 7.4 above, the Company shall, within thirty (30) days of the Termination Date, pay Executive, in a lump-sum, cash in the amount (the “Severance Payment”) of the sum of fifty percent (50%) of his annual Base Salary; provided, however, that, in the event such termination of Executive’s employment follows a “Change-of-Control” (as defined below), the Severance Payment shall be an amount equal to the sum of one hundred and fifty percent (150%) of his annual Base Salary. As used herein, “Change-of-Control” means:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) under the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change-of-Control: (w) any original issuance by the Company, (x) any acquisition by the Company after which the holders of the Company’s voting securities entitled to vote generally in the election of directors of the Company (the “Voting Stock”) outstanding immediately prior to consummation of such acquisition continue to hold at least fifty percent (50%) of the Company’s Voting Stock after such acquisition, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (w), (x) and (y) immediately preceding; or

(ii) individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company unless they are replaced with a slate nominated by at least a majority of the Incumbent Board and further provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this sub-paragraph (ii), be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board of Directors of the Company acting by at least a majority thereof; or

(iii) consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such transaction: (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding voting securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) (20% in the case of any Business Combination being proposed and implemented by at least a majority of the Incumbent Board) of the Voting Stock of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding Voting Stock, (y) no individual, entity or group beneficially owns, directly or indirectly, twenty percent (20%) or more of the Voting Stock of such corporation except to the extent that such ownership existed prior to the Business Combination, and (z) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board, or were nominated by at least a majority of the members of the Incumbent Board, at the time of the execution of the initial agreement, or by the action of the Board providing for such Business Combination; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(b) In addition, in the event Paragraph (a) immediately preceding applies, for six months after the Termination Date (or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy), the Company shall continue Welfare Benefits to Executive and/or his family at least equal to those which would have been provided if Executive’s employment had not been terminated (provided, however, that such period shall be eighteen months in the event such Paragraph (a) applies following a Change-of-Control).

Notwithstanding the foregoing, in the event Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, the payment of the Severance Payment under this Section 7.2 shall be made no earlier than six months after the Termination Date.

8. Severance Not Conditioned on Release of Claims. The Company’s obligation to provide Executive with the Severance Payments set forth in Section 7.2 is not contingent upon Executive’s execution of a release of claims in favor of the Company.

9. Non-competition, Non-solicitation.

9.1 Non-Competition. Executive agrees that he shall not, during the Employment Term and for twelve (12) months subsequent thereto, without both the disclosure to and the written approval of the Board of Directors of the Company, directly or indirectly, engage or be interested in (whether as a principal, lender, employee, officer, director, partner, venturer, consultant or otherwise) any business(es) that is competitive with the business being conducted by the Company through the Termination Date, without the express written approval of the Board of Directors.

9.2 Non-Solicitation. Executive agrees that he will not, without the prior written consent of the Company’s Board of Directors, for a period of twelve (12) months after the Termination Date, directly or indirectly disturb, entice, or in any other manner persuade, any employee(s) or consultant(s) of the Company to discontinue that person’s or firm’s relationship with the Company if the employee(s) and/or consultant(s) were employed by the Company at any time during the twelve (12) month period prior to the Termination Date.

9.3 Customers. Executive agrees that he will not, for a period of twelve (12) months following the Termination Date, contact or solicit orders, sales or business from any customer of the Company so as to induce or attempt to induce such customer to cease doing business with the Company.

9.4 Public Investments. The provisions of Section 9.1 through 9.3, inclusive, shall not be deemed breached by reason of Executive’s ownership of five percent (5%) or less of the equities of any entity with a class of publicly traded securities.

10. Inventions, Discoveries and Improvements. Any and all invention(s), discovery(ies) and improvement(s), whether protectible or unprotectible by patent, trademark, copyright or trade secret, made, devised, or discovered by Executive, whether by Executive alone or jointly with others, from the time of entering the Company’s employ until the earlier of the Termination Date of this Agreement or the actual date of termination of employment, relating or pertaining in any way to Executive’s employment with the Company, shall be promptly disclosed in writing to the Board of Directors of the Company, and become and remain the sole and exclusive property of the Company. Executive agrees to execute any assignments to the Company, or its nominee, of Executive’s entire right, title, and interest in and to any such inventions, discoveries and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, trademarks or copyrights at the cost of the Company, with respect thereto in the United States and in all foreign countries, that may be requested by the Company. Executive further agrees, whether or not then in the employment of the Company, to cooperate to the fullest extent and in the manner that may be reasonably requested by the Company in the prosecution and/or defense of any suit(s) involving claim(s) of infringement and/or misappropriation of proprietary rights relevant to patent(s), trademark(s), copyright(s), trade secret(s), processes, and/or discoveries involving the Company’s product(s); it being understood that all reasonable costs and expenses thereof shall be paid by the Company. The Company shall have the sole right to determine the treatment of disclosures received from Executive, including the right to keep the same as a trade secret, to use and disclose the same without a prior patent application, to file and prosecute United States and foreign patent application(s) thereon, or to follow any other procedure which the Company may deem appropriate. In accordance with this provision, Executive understands and is hereby further notified that this Agreement does not apply to an invention which the employee developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information.

11. Confidential Information and Trade Secrets.

11.1  Non-Disclosure. Executive hereby acknowledges that all confidential or proprietary trade, engineering, production, and technical data, information or “know-how” including, but not limited to, customer lists, sales and marketing techniques, vendor names, purchasing information, processes, methods, investigations, ideas, equipment, tools, programs, costs, product profitability, plans, specifications, patent application(s), drawings, blueprints, sketches, layouts, formulas, inventions, processes and data, whether or not reduced to writing, used in the development and manufacture of the Company’s products and/or the performance of services, or in research or development, are the exclusive property of the Company, and shall be at all times, whether after the Effective Date or after the Termination Date, be kept strictly confidential and secret by Executive; it being understood, however, that information which was publicly known, or which is in the public domain, or which is generally known, shall not be subject to this restriction (and Executive’s duties of non-disclosure shall further not extend to (i) disclosures to other employees, executives, officers and/or directors of the Company, or as may be required or appropriate in connection with performance hereunder, and (ii) the requirements of legal process, subpoena or other court order).

11.2 Return of Property. Executive agrees not to remove from the Company’s office or copy any of the Company’s confidential information, trade secrets, books, records, documents or customer or supplier lists, or any copies of such documents, without the express written permission of the Board of Directors of the Company or as may be required or appropriate in connection with performance hereunder. Executive agrees, at the Termination Date, to return any property belonging to the Company, including, but not limited to, any and all records, notes, drawings, specifications, programs, data and other materials (or copies thereof) pertaining to the Company’s businesses or its product(s) and service(s), generated or received by Executive during the course of his employment with the Company.

12.  Information of Others. Executive agrees that the Company does not desire to acquire from Executive any secret or confidential information or “know-how” of others. Executive, therefore, specifically represents to the Company that he will not bring to the Company any materials, documents, or writings containing any such information. Executive represents and warrants that from the Effective Date of this Agreement he is free to divulge to the Company, without any obligation to, or violation of, the rights of others, information, practices and/or techniques which Executive will describe, demonstrate or divulge or in any other manner make known to the Company during Executive’s performance of services. Executive also agrees to indemnify and hold the Company harmless from and against any and all liabilities, losses, costs, expenses, damages, claims or demands for any violation of the rights of others as it relates to Executive’s misappropriation of secrets, confidential information, or “know-how” of others. Such indemnification will not apply in the event action by the Company is unsuccessful.

13.  Indemnification. The Company shall indemnify Executive in his capacity as director, officer and employee of the Company upon terms no less favorable to him than are contained under Article 7 of the Restated Certificate of Incorporation of the Company, and Article VI of the By-laws of the Company, as in effect on the date hereof. The Company shall extend to Executive the benefits of directors’ and officers’ liability insurance upon terms no less favorable than are extended to any other director or officer of the Company. Upon execution, the Company and Executive shall enter into an Indemnification Agreement in form and substance acceptable to Executive providing for the indemnification contemplated hereby.

14.  Notice. All notices and other communications under this Agreement shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, and shall be deemed given when so delivered or mailed, to a party at his or its address as follows (or at such other address as a party may designate by notice given hereunder):

If to Executive:	Gary De Laurentiis
P.O. Box 760
Riverbank, CA 95367

With a copy to:	_______________________

_______________________
_______________________

If to the Company:	Itec Environmental Group, Inc.
P.O. Box 760
Riverbank, CA 95367

With a copy to:	David M. Otto
The Otto Law Group, PLLC
601 Union St., Suite 4500
Seattle, WA 98101

15.  Suit, Jurisdiction. Any controversy between the Company and Executive arising out of or relating to any of the terms, provisions or conditions of this Agreement shall be submitted to arbitration in accordance with the American Arbitration Association’s National Arbitration Rules for the Resolution of Employment Disputes. On the written request of either party for arbitration of such a claim pursuant to this paragraph, the Company and Executive shall both be deemed to have waived the right to litigate the claim in any federal or state court. To the extent that any claim or controversy arising out of this Agreement cannot be submitted to arbitration as set forth above, each party hereby agrees that any suit, action or proceeding with respect to this Agreement, and any transactions relating hereto, may be brought in the State of California, County of San Francisco, and each of the parties hereby irrevocably consents and submits to the jurisdiction of such Court(s) for the purpose of any such suit, action or proceeding. Each of the parties hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding; any claim that it (he) is not personally subject to the jurisdiction of the above-named Court(s); and, to the extent permitted by applicable law, any claim that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper or that this Agreement or any replacements hereof or thereof may not be enforced in or by such Court(s). The Company shall pay any and all costs associated with arbitration or court adjudication.

16.  Miscellaneous.

16.1 Post Termination Obligations. Notwithstanding the termination of Executive’s employment hereunder, the provision(s) of Section(s) “3.6(e),” “6,” “7,” “8,” “10,” “11,” “13” and “15” shall survive the Termination Date.

16.2 Assignment. This Agreement shall be assigned to and inure to the benefit of, and be binding upon, any successor to substantially all of the assets and business of the Company as a going concern, whether by merger, consolidation, liquidation or sale of substantially all of the assets of the Company or otherwise. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; and, as used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise; provided that for purposes of Section 8 hereof, the term “Company” shall mean the Company as hereinbefore defined and any such transaction in which this Agreement is assigned to a successor may not expand or enlarge the scope of restrictions applicable to Executive pursuant to Section 9 hereof. Executive understands and agrees, however, that this Agreement is exclusive and personal to him only, and, as such, he will neither assign nor subcontract all or part of his undertaking(s) or obligation(s) under the terms of this Agreement.

16.3 Severability. In the event that any provision of this Agreement shall be determined to be unenforceable or otherwise invalid, the balance of the provision(s) shall be deemed to be enforceable and valid; it being understood that all provision(s) of this Agreement are deemed to be severable, so that unenforceability or invalidity of any single provision will not affect the remaining provision(s).

16.4 Headings. The Section(s) and paragraph heading(s) in this Agreement are deemed to be for convenience only, and shall not be deemed to alter or affect any provision herein.

16.5 Interpretation of Agreement. This Agreement shall be interpreted in accordance plain meaning of its terms and under the laws of the State of California.

16.6 Variation. Subject to Section 16.8, any changes in the Sections relating to salary, bonus, or other material condition(s) after the Effective Date of this Agreement shall not be deemed to constitute a new Agreement. All unchanged terms are to remain in force and effect.

16.7 Collateral Documents. Each party hereto shall make, execute and deliver such other instrument(s) or document(s) as may be reasonably required in order to effectuate the purposes of this Agreement.

16.8 Non-Impairment. This Agreement may not be amended or supplemented at any time unless reduced to a writing executed by each party hereto. No amendment, supplement or termination of this Agreement shall affect or impair any of the rights or obligations which may have matured thereunder.

16.9 Execution. This Agreement may be executed in one or more counterpart(s), and each executed counterpart(s) shall be considered by the parties as an original.

16.10 Legal Counsel. Executive represents to the Company that he has retained legal counsel of his own choosing, and was given sufficient opportunity to obtain legal counsel prior to executing this Agreement. Executive also represents that he has read each provision of this Agreement and understands its meaning.

16.11 Transition. In the event that Executive’s employment with the Company terminates, Executive shall, through the last day of employment, and at the Company’s request, use Executive’s reasonable efforts (at the Company’s expense) to assist the Company in transitioning Executive’s duties and responsibility responsibilities to Executive’s successor and maintaining the Company’s professional relationship with all customers, suppliers, etc. Without limiting the generality of the foregoing, Executive shall cooperate and assist the Company, at the Company’s direction and instruction, during the transition period between any receipt of or giving of notice of the termination of employment and the final day of employment.

16.12 Section 409A Matters. It is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Executive under 26 U.S.C. § 409A ("409A"). The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company shall indemnify Executive from any adverse tax consequences, penalties and/or interest thereon that may arise under 409A, and the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of 409A if such action will only benefit the Executive. Should either party determine that there is a reasonable possibility that the text of this Agreement could give rise to such adverse tax consequences, the parties agree to negotiate in good faith to amend the Agreement to obviate the possibility of such consequences.

If, at any time, the Company (or its direct or indirect parent) has a class of stock that is publicly traded on an established securities market or otherwise, the Company shall from time to time compile a list of “Specified Employees” as defined in, and pursuant to, Prop. Reg. § 1.409A-1(i) or any successor regulation. Notwithstanding any other provision herein, if the Executive is a Specified Employee on the date of his termination of employment, no payment of compensation under this Agreement shall be made to the Executive during the period lasting six months from the date of his termination of employment unless the Executive determines that there is no reasonable basis for believing that making such payment would cause the Executive to suffer any adverse tax consequences pursuant to 409A. If any payment to the Executive is delayed pursuant to the provisions of this paragraph, such payment instead shall be made on the first business day following the expiration of the six (6) month period referred to in the prior sentence.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.

THE COMPANY:

ITEC ENVIRONMENTAL GROUP, INC.

By:
Its:

EXECUTIVE:

GARY DE LAURENTIIS

Gary De Laurentiis